Exhibit 99.1

ALIGN TECHNOLOGY ANNOUNCES $50 MILLION ACCELERATED STOCK REPURCHASE PROGRAM AND A 10B5-1 STOCK REPURCHASE PLAN

SAN JOSE, Calif., May 4, 2016 -- Align Technology, Inc. (NASDAQ: ALGN) today announced that it has entered into an accelerated stock repurchase agreement (ASR) with Morgan Stanley & Co. LLC to repurchase $50 million of Align’s common stock as part of Align’s, $300 million stock repurchase program announced on April 23, 2014. Align previously completed the repurchase of $200 million of the program in November 2015.

Under the terms of the ASR, Align has agreed to repurchase $50 million of its common stock from Morgan Stanley, with an initial delivery of approximately 467,000 shares. The final number of shares to be repurchased will be based on Align’s volume-weighted average stock price during the term of the ASR transaction, less an agreed upon discount. The ASR transaction is expected to be completed approximately four months from May 4, 2016 and will be funded with the Company’s cash on hand.

The Company also announced that it has entered into a stock repurchase plan under which the Company will repurchase up to $50 million of its common stock. This stock repurchase plan is in addition to, and will become effective upon, the completion of the Company's $50 million ASR. This stock repurchase plan together with the ASR completes the Company's three-year $300 million stock repurchase program announced April 23, 2014. The Company has announced a new $300 million authorization on April 28, 2016.
The Company's stock repurchase plan will operate in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934. Accordingly, transactions, if any, will be effected in accordance with the terms of the share repurchase plan, including specified price, volume, and timing conditions.
About Align Technology, Inc.
Align Technology is the leader in modern clear aligner orthodontics that designs, manufactures and markets the Invisalign system, which provides dental professionals with a range of treatment options for adults and teenagers. The Company also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Visit www.aligntech.com for more information.
For additional information about Invisalign or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about iTero, please visit www.itero.com.
Forward Looking Statement
This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be initially delivered to Align under the ASR transaction and Align’s expectation that it will finance the ASR transaction with cash on hand. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, changing stock market conditions and the other risks described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the Securities and Exchange Commission on February 25, 2016. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 261-7803
sstacy@aligntech.com	align@ethoscommunication.com